NEWS RELEASE                                 HCB Bancshares, Inc.
                                             Contact:  Scott A. Swain
                                             Telephone:  870.836.6841
                                             Facsimile:   870.836.2122



                              FOR IMMEDIATE RELEASE
                              ---------------------


                 HCB BANCSHARES, INC. RELEASES 03-31-03 EARNINGS


CAMDEN, ARKANSAS (April 22, 2003) HCB Bancshares, Inc. (the "Company") reported a net loss of approximately $17,000, or (1) cent per basic share and (1) cent per diluted share, for the quarter ended March 31, 2003, according to Vida H. Lampkin, Interim President and Chief Executive Officer. Net income for the same quarter last year was $481,000, or 28 cents per basic share and 27 cents per diluted share.

For the nine months ended March 31, 2003 the Company reported net income of $894,000, or 66 cents per basic share and 62 cents per diluted share. Net income for the same period last year was $1,020,000, or 59 cents per basic share and 57 cents per diluted share.

Lampkin said that a one time charge of $407,000 to write down land held for investment was one primary factor having adverse effects on earnings for the current year periods compared to the same periods the previous year. The expense for the write down of land held for investment is land in Camden, Arkansas, which previously was to be the site of a new home office facility. These two parcels were purchased in 1996 and 1999 and significant costs were necessary to make the land suitable to build upon. The Board of Directors recently decided that in the near future it would not be in the best interests of the Company to expend the resources necessary to build a new home office facility. Since the land will not be utilized in the near future, appraisals were obtained in March 2003, and the land was written down to fair market value. While the Company does not intend to build on this land in the near future, it currently does plan to utilize this land at some undetermined future date.

In addition, primarily because of the decline in net interest margin, net interest income decreased from $1,899,000 for the quarter ended March 31, 2002 to $1,403,000 for the quarter ended March 31, 2003, a reduction of $496,000. Also, the general weakness in the economy was a factor in HCBB's increasing its provision for loan losses by $60,000 during that period. Non-interest expense for the quarter ended March 31, 2003 increased by $232,000 compared to the same quarter the prior year. However, if the one time $407,000 land write down expense is excluded, non-interest expense would have decreased by $176,000, reflecting HCBB's successful efforts to reduce overhead on an ongoing basis.

"Reduced loan demand has contributed to our decline in earnings, but we are very pleased with our core expense controls. In our current economy, continuous attention to expenses is absolutely necessary," Lampkin added.

HCB Bancshares, Inc. is the parent company of HEARTLAND Community Bank, headquartered in Camden, with HEARTLAND community banking offices in Bryant, Camden, Fordyce, and Sheridan, Arkansas.

When used in this News Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                              HCB BANCSHARES, INC.
                         Summary of Financial Highlights
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

         (Dollars in thousands)                                       March 31,                    June 30,
                                                                       2003                          2002
                                                                     (Unaudited)
         ASSETS
              Cash and cash equivalents                               $      9,998              $     17,897
              Investment securities                                        123,979                   118,199
              Loans and mortgage backed securities                         104,546                   124,177
              Other assets                                                  14,061                    16,152
                                                                        ----------                ----------
                 Total Assets                                         $    252,584              $    276,425
                                                                        ==========                ==========

         LIABILITIES
              Deposits                                                $    153,285              $    165,005
              Borrowed money                                                69,870                    82,264
              Other liabilities                                              1,602                     2,420
                                                                        ----------                ----------
                 Total Liabilities                                         224,757                   249,689
                                                                        ----------                ----------
                 Total Stockholders' Equity                                 27,827                    26,736
                                                                        ----------                ----------
                 Total Liabilities and
                    Stockholders' Equity                              $    252,584              $    276,425
                                                                        ==========                ==========

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                             Three Months Ended                  Nine Months Ended
 (Dollars in thousands except                    March 31,                          March 31,
  per share data)                         2003             2002                 2003            2002
Interest income                        $    3,348      $    4,458          $    11,033      $    13,668
Interest expense                            1,945           2,559                6,337            8,394
                                          -------          ------             --------         --------
Net interest income                         1,403           1,899                4,696            5,274
Provision for loan losses                     120              60                  413              219
                                          -------          ------             --------         --------
Net interest income after provision
   for loan losses                          1,283           1,839                4,283            5,055

Total noninterest income                      386             402                1,917            1,206
Total noninterest expense                   1,882           1,650                5,298            5,164
                                          -------           -----             --------         --------
Income before federal income tax
   Provision                                 (213)            591                  902            1,097
Income tax provision (benefit)               (196)            110                    8               77
                                          --------         ------             --------         --------

Net income (loss)                      $      (17)     $      481          $       894      $     1,020

Basic earnings (loss) per share        $    (0.01)     $     0.28          $      0.66      $      0.59

Diluted earnings (loss) per share      $    (0.01)     $     0.27          $      0.62      $      0.57
